Exhibit 10.2

GENCO SHIPPING & TRADING LIMITED

299 PARK AVENUE, 12TH FLOOR
NEW YORK, NEW YORK 10171

646-443-8550

May 3, 2023

Mr. Apostolos Zafolias

XXX XX

XXX XX

Dear Apostolos:

This letter agreement confirms the terms of the termination of your employment with Genco Shipping & Trading Limited. For purposes of this letter agreement, the “Company” refers to Genco Shipping & Trading Limited, its past and present parents, subsidiaries, affiliates and divisions, and their respective past and present officers, directors, agents, employees, members, managers, partners, stockholders, predecessors, successors and assigns, in both their individual and corporate capacities.

1.Your employment with the Company is terminated effective June 16, 2023 (the “Termination Date”). Except as specifically provided in this letter agreement, all existing employment agreements between you and the Company, whether oral or written, are hereby terminated. You agree that this letter agreement supersedes any such agreements between you and the Company. As of the Termination Date, your position as an officer of the Company and as an officer, director, manager, or similar position with any of its subsidiaries, including without limitation Chief Financial Officer and Executive Vice President, Finance of the Company, shall Terminate. From today through the Termination Date, in addition to your regular duties, you shall provide transition and other assistance as instructed by the Company.

2.In full consideration for your promises, covenants and agreements set forth herein, provided that you timely execute, deliver to the Company, and do not revoke this letter agreement and are at all times in compliance with your obligations under this letter agreement, the Company agrees:

(a)Of the Restricted Stock Units granted to you by the Company pursuant to the Genco Shipping & Trading Limited Amended and Restated 2015 Equity Incentive Plan (as amended from time to time, the “Plan”) that are due to vest in February 2024, 8,294 of such Restricted Stock Units shall vest on September 22, 2023, and the remaining 8,294 of such Restricted Stock Units shall vest on December 31, 2023, subject to your continued service as a consultant on the applicable date.  All Options to purchase shares of common stock of the Company granted to you under the Plan that are due to vest in February 2024 shall become fully vested on September 22, 2023, subject to your continued service as a consultant on the applicable date.  All Options to purchase shares of common stock of the Company granted to you under the Plan that are already vested as of the Effective Date or that vest in accordance with the preceding sentence shall be exercisable through March 31, 2024 and, to the extent not exercised, shall be forfeited and of no further force or effect as of 11:59 p.m. on March 31, 2024.  As of the date hereof, you have 16,588 unvested Restricted Stock Units that are due to vest in February 2024, 3,849 unvested Options that are due to vest in February 2024, and 56,068 vested, unexercised Options.  In all other respects, the terms applicable to any Restricted Stock Units and Options granted to you by the Company shall be subject to the Plan and applicable award agreements, including without limitation payment of related dividend equivalents in connection with vesting of Restricted Stock Units as described above forfeiture of any unvested Restricted Stock Units other than those vesting as described above and any related dividend equivalents.

(b)Provided that you execute on or after the Termination Date and on or before June 23, 2023 the General Release attached as Exhibit A, and do not timely revoke the General Release as permitted thereunder, the Company shall engage you to provide consulting services for the period from the Termination Date through December 31, 2023. In such capacity, you shall perform only those services requested by the Company and shall not have any authority to bind the Company in any respect. In respect of such services, the Company shall make payments in the total amount of $150,000, less all applicable withholdings for federal, state and local income taxes, Social Security, and all other customary withholdings, in equal bi-weekly installments in accordance with the Company’s standard payroll practices following the tenth business day after the Effective Date through December 31, 2023.

3.Regardless of whether you execute this letter agreement, the Company shall pay you any accrued, but unpaid, base salary for services rendered through the Termination Date and any vacation you have accrued but not used as of the Termination Date, in accordance with the Company’s policies. Such payments shall be subject to all applicable withholdings for federal, state and local income taxes, Social Security, and all other customary withholdings. You will be receiving a separate letter concerning COBRA continuation for medical, dental, and vision benefits.

4.Except as provided in paragraphs 2 and 3 of this letter agreement, you shall not be entitled to any sum of money or benefits from the Company, including without limitation, any bonus award under the Company’s Annual Incentive Plan for any term of service. You understand that the sum of money and benefits specified in paragraph 2 are being offered to you in exchange for your waiver of rights and claims specified in paragraph 6 below and that you would not otherwise be entitled to these payments or benefits.

5.You represent that you do not have any claim, action, or proceeding pending against the Company, and that you have not at any time asserted any claim of discrimination or harassment in connection with your employment by the Company.

6.Except as necessary to enforce the terms of this letter agreement, and in exchange for and in consideration of the promises, covenants and agreements set forth herein, you hereby release the Company to the maximum extent permitted by law from any and all manner of claims, demands, causes of action, obligations, damages, or liabilities whatsoever of every kind and nature, at law or in equity, known or unknown, and whether or not discoverable, which you have or may have for any period prior to your execution of this letter agreement, including, but not limited to, claims for breach of contract or wrongful discharge, claims for additional compensation, claims for severance pay, claims of defamation or any other tort, claims for unpaid wages or commissions or bonuses or vacation days, claims arising under any federal, state or local labor laws, the New York Labor Law, claims of discrimination under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Family Medical Leave Act, the Older Workers Benefit Protection Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Uniform Services Employment and Re-employment Rights Act, the New York State Human Rights Law, the discrimination or retaliation provisions of the New York State Workers' Compensation Law, New York State Executive Law, New York Equal Pay Law, New York Civil Rights Law, and New York Worker Adjustment and Retraining Notification Act, the New York City Human Rights Law, each as amended, or any other federal, state or local laws, claims arising under the Employee Retirement Income Security Act of 1974, and any claim for attorneys’ fees or costs. Notwithstanding the foregoing, the provisions of this paragraph are subject to the provisions of paragraph 12 below.

7.You acknowledge that, upon receipt of the amounts referenced in paragraph 3 above, you will have received all compensation due to you for work performed for the Company. You also acknowledge that you have not at any time asserted and you do not have and never had a claim of sexual harassment, discrimination, or retaliation in connection with your employment by the Company.

8.You acknowledge that as a result of and in connection with your employment with the Company, you have come into possession of proprietary and confidential information relating to the business practices, charterers or other customers, personnel, and financial information of the Company (“Confidential Information”), including but not limited to information concerning (i) past, present or prospective charterers or other customers, including details of their particular requirements; (ii) financial information regarding the Company; (iii) sales, marketing and business strategies and tactics; (iv) current activities and current and future plans; and (v) other confidential information used by, or useful to, the Company and known to you by reason of your employment by the Company; provided that such Confidential Information does not include any information that is available to the general public or is generally known in the Company’s industry other than as a result of a disclosure in violation of this letter agreement. Confidential Information may be in any medium or form, including, without limitation, physical documents, computer files or disks, video and audio recordings, and oral communications. Except as provided in accordance with paragraph 12 below, you agree that you will not directly or indirectly use or disclose to any person, firm, or entity any such Confidential Information.

9.You agree to deliver to the Company all equipment, documents, and other materials (whether or not such equipment, documents, and other materials constitute or contain confidential information) obtained in the course of your employment (including all copies of such documents and other materials), and further agree not to retain any copies of any such equipment, documents, and materials. For purposes hereof, “documents and other materials” means all correspondence, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic, optical, or electronic or other media or equipment of any kind which may be in your possession, under your control or accessible to you. Notwithstanding the foregoing, you may retain the most recent Company phone furnished to you, provided that (a) the Company will cease to provide phone service to you on the Termination Date and (b) you will allow the Company to copy all business contracts related to the Company and erase all Company data from the phone on the Termination Date.

10.It is a material condition of this letter agreement that, except as permitted pursuant to paragraph 12 below, you agree that you will not make or publish any statement (orally, electronically, or in writing), or instigate, assist or participate in the making or publication of any statement, which would or could libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) or expose to hatred, contempt or ridicule (a) the Company; (b) any of its services, affairs or operations; or (c) any of its past or present directors, officers, employees, members, managers, partners, or agents.

11.You agree that you will not knowingly encourage, counsel, assist, or cooperate with BG Shipping Co. Limited, World Achieve Holdings, Hizone Group Co. Ltd, SMC Cooperation Limited, and Sentuo Oil Refinery Limited or any of their affiliates, or any attorneys or counsel thereof, in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any such party against any the Company or its affiliates (“Claims”) unless under a subpoena or other court order to do so. You agree both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by any such person or entity for counsel, assistance, or cooperation in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against the Company, you shall state no more than that you cannot provide counsel, assistance, or cooperation.

12.Notwithstanding any provision of this letter agreement, you are authorized to make disclosures as permitted under this paragraph 12. To the extent a provision of any other agreement or policy related to your employment with the Company is in conflict with the provisions of this paragraph 12, the provisions of this paragraph 12 shall control.

(a)Nothing in this letter agreement limits in any way your right or ability to file a charge or claim of discrimination with, or from speaking with, the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the New York State Division of Human Rights, the New York City Commission on Human Rights, or comparable state or local agencies. These agencies have the authority to carry out their statutory duties by investigating the charge, issuing a determination, or taking any other action authorized under the statutes such agencies enforce. You retain the right to participate in any such action, provided that you hereby waive any right that you otherwise would have to recover monetary damages in connection with any charge, complaint, or lawsuit filed by you or by anyone else on your behalf. You retain the right to communicate with the EEOC and comparable state or local agencies and such communication can be initiated by you or in response to a communication from any such agency, and is not limited by any obligation contained in this letter agreement.

(b)Nothing in this letter agreement prohibits or restricts you from reporting possible violations of federal, state, or local law or regulation to, or discussing any such possible violations with, any governmental agency or entity or self-regulatory organization, including by initiating communications directly with, responding to any inquiry from, or providing testimony before any federal, state, or local regulatory authority or agency or self-regulatory organization, including without limitation the Securities and Exchange Commission and the Occupational Safety and Health Administration, or making any other disclosures that are protected by the whistleblower provisions of any federal, state, or local law or regulation.

(c)You are hereby notified in accordance with the Defend Trade Secrets Act of 2016 that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. You are further notified that if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company’s trade secrets to your attorney and use the trade secret information in the court proceeding if you file any document containing the trade secret under seal and do not disclose the trade secret except pursuant to court order.

(d)Nothing in this letter agreement shall prevent you from (i) making any disclosure of information required by law, including providing truthful testimony if required to do so by court order or legal process or complying with a subpoena issued to you, provided, however, that you shall notify the Company within two business days of receiving any such order, process, or subpoena to the extent permitted by law; (ii) initiating, cooperating, assisting, testifying, or participating or assisting in any investigation or proceeding conducted by any federal, state, or local regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s legal, compliance, or human resources officers; (iii) making disclosures to an attorney retained by you; (iv) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits; or (v) as necessary in the course of any legal, arbitral, or regulatory proceeding between you and the Company Releasees provided you file the relevant documents or information under seal and do not disclose such documents or information except pursuant to a court or arbitrator order.

13.You agree to make yourself reasonably available to and cooperate reasonably with the Company in any administrative, regulatory, or judicial proceeding or internal investigation. You understand and agree that your reasonable cooperation would include, but not be limited to, making yourself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over all relevant documents which are or may come into your possession (in each case including without limitation with respect to any Claims). You understand that in the event the Company asks for your cooperation in accordance with this provision, the Company will reimburse you solely for reasonable out-of-pocket expenses incurred by you in connection with such cooperation upon your timely submission of appropriate documentation.

14.[Intentionally omitted.]

15.If you breach any provision of this letter agreement, including without limitation any of the provisions regarding your performance of transitional services, confidentiality, or nondisparagement, then in addition to any other remedies the Company may have at law or in equity, the Company’s obligations under paragraph 2 above shall cease immediately.

16.In executing this letter agreement, neither you nor the Company admits any liability or wrongdoing, and the considerations exchanged herein do not constitute an admission of any liability, error, contract violation, or violation of any federal, state, or local law, or regulation.

17.This letter agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

18.The unenforceability or invalidity of any provision or provisions of this letter agreement shall not render any other provision or provisions hereof unenforceable or invalid.

19.This letter agreement constitutes the entire agreement between you and the Company and cannot be altered except in a writing signed by both you and the Company. You acknowledge that you entered into this letter agreement voluntarily, that you fully understand all of its provisions, and that no representations were made to induce execution of this letter agreement that are not expressly contained herein.

20.This letter agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction, without regard to the principles of conflicts of law or where the parties are located at the time a dispute arises. Any action concerning any dispute arising out of or relating to this letter agreement or your employment by the Company must be brought in a court situated in the City, County and State of New York, and you and the Company each consent and submit to the jurisdiction such courts for any such action.

21.This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Facsimile or electronically transmitted signatures shall be treated as original signatures for all purposes.

22.In conformity with the Older Workers Benefits Protection Act (“OWBPA”):

(a)You are hereby advised to consult with an attorney prior to executing this letter agreement. You acknowledge that you have been afforded an opportunity to consult with the attorneys of your choice prior to executing this letter agreement.

(b)You acknowledge that this letter agreement is written in a manner calculated to be understood by you and that you understand the terms of this letter agreement.

(c)You acknowledge that this letter agreement is a knowing and voluntary waiver and release of any and all claims described in paragraph 6 that you might have including, but not limited to, any such claims arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”).

(d)You acknowledge that you have not waived any claim under the ADEA that may arise after the date you execute this letter agreement.

(e)You acknowledge that the consideration you will receive in exchange for this letter agreement (i.e., the payments and benefits set forth in paragraph 2) is something of value to which you are not already entitled.

(f)You have been provided 21 days to consider this letter agreement and seven-days to revoke following execution of this letter agreement, per the terms of paragraphs 22 and 23 of this letter agreement.

23.You are hereby notified that you will be given twenty-one (21) days from your receipt of this letter agreement to consider this letter agreement. You are further notified that the countersigned copy of this letter agreement shall be returned to the undersigned (by email or otherwise) so that it is received on or before the end of this 21-day period. You must countersign and return this letter agreement no later than the end of this 21-day period or the offer embodied in this letter agreement shall be deemed withdrawn.

24.It is agreed and understood that you will have a period of seven (7) days following your execution of this letter agreement in which to revoke your consent, and that such revocation will be effective only if received in writing by the undersigned (by email or otherwise) on or before the expiration of this seven (7) day period. This letter agreement will not become effective or enforceable until the revocation period has expired. The first business day following the expiration of the revocation period shall be the “Effective Date” of this letter agreement, and this letter agreement shall not be binding or enforceable until such date.

Please indicate your acceptance of the terms of this letter agreement by countersigning below and returning this letter agreement to me.

Very truly yours,

GENCO SHIPPING & TRADING LIMITED

/s/ John C. Wobensmith
John C. Wobensmith
Chief Executive Officer and President
Agreed and Accepted:

/s/ Apostolos Zafolias	May 3, 2023
Apostolos Zafolias	Date

EXHIBIT A

GENERAL RELEASE

(to be executed on or after June 16, 2023

and on or before June 23, 2023)

I, Apostolos Zafolias, except as necessary to enforce the terms of this General Release, and in exchange for and in consideration of the promises, covenants and agreements set forth herein, hereby release Genco Shipping & Trading Limited, its past and present parents, subsidiaries, affiliates and divisions, and their respective past and present officers, directors, agents, employees, members, managers, partners, stockholders, predecessors, successors and assigns, in both their individual and corporate capacities (collectively, the “Company”), to the maximum extent permitted by law from any and all manner of claims, demands, causes of action, obligations, damages, or liabilities whatsoever of every kind and nature, at law or in equity, known or unknown, and whether or not discoverable, which I have or may have for any period prior to my execution of this General Release, including, but not limited to, claims for breach of contract or wrongful discharge, claims for additional compensation, claims for severance pay, claims of defamation or any other tort, claims for unpaid wages or commissions or bonuses or vacation days, claims arising under any federal, state or local labor laws, the New York Labor Law, claims of discrimination under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Family Medical Leave Act, the Older Workers Benefit Protection Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Uniform Services Employment and Re-employment Rights Act, the New York State Human Rights Law, the discrimination or retaliation provisions of the New York State Workers’ Compensation Law, New York State Executive Law, New York Equal Pay Law, New York Civil Rights Law, and New York Worker Adjustment and Retraining Notification Act, the New York City Human Rights Law, each as amended, or any other federal, state or local laws, claims arising under the Employee Retirement Income Security Act of 1974, and any claim for attorneys’ fees or costs. Nothing in this General Release shall modify or release my rights under the letter agreement between me and the Company dated April 19, 2023 (the “letter agreement”).

I understand that nothing in this General Release limits in any way my right or ability to file a charge or claim of discrimination with, or from speaking with, the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the New York State Division of Human Rights, the New York City Commission on Human Rights, or comparable state or local agencies. These agencies have the authority to carry out their statutory duties by investigating the charge, issuing a determination, or taking any other action authorized under the statutes such agencies enforce. I retain the right to participate in any such action, provided that I hereby waive any right that I otherwise would have to recover monetary damages in connection with any charge, complaint, or lawsuit filed by me or by anyone else on my behalf. I retain the right to communicate with the EEOC and comparable state or local agencies and such communication can be initiated by me or in response to a communication from any such agency, and is not limited by any obligation contained in this General Release.

I have been advised to consult with an attorney prior to executing this General Release. I acknowledge that I have been afforded an opportunity to consult with the attorneys of my choice prior to executing this General Release.

I acknowledge that I have had more than twenty-one (21) days from my receipt of this to consider this General Release and that, to be eligible to receive the consideration provided under paragraph 2(b) of the letter agreement, it must be executed on or after June 16, 2023 and on or before June 23, 2023.

I understand that I will have a period of seven (7) days following my execution of this General Release in which to revoke my consent, and that such revocation will be effective only if received in writing by John C. Wobensmith (by email or otherwise) on or before the expiration of this seven (7) day period. This General Release will not become effective or enforceable until the revocation period has expired. The first business day following the expiration of the revocation period shall be the “Effective Date” of this General Release, and this General Release shall not be binding or enforceable until such date.

Apostolos Zafolias	Date